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SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.     )

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/ /	Soliciting Material Pursuant to §240.14a-12
Commerce One
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FOR IMMEDIATE RELEASE

Commerce One Schedules Special Stockholder Meeting for July 11, 2001 to Complete Proxy Vote On Its Reorganization Into A Holding Company

Broad Retail and International Stockholder Base Requires Extended Solicitation Period to Reach Quorum; Over 98% of Votes to Date In Favor

    Pleasanton, Calif.—June 26, 2001—Commerce One, Inc., (Nasdaq: CMRC) the e-marketplace company, today announced it will reconvene a special stockholders meeting on July 11, 2001 at 11:00 a.m. local time in the Carr America Conference Center Auditorium, 4400 Rosewood Drive, Pleasanton, California. The Company adjourned the special stockholder meeting held today in order to continue the process of soliciting proxies to approve the reorganization of Commerce One into a holding company structure.

    The proxy count achieved to date overwhelmingly supports approval of the reorganization. Of those stockholders voting to date, over 98 percent are in favor of the reorganization.

    The number of votes cast is also approaching the required majority vote. At the time of adjournment, approximately 46.5 percent of Commerce One stockholders had voted their shares in favor of the proposal. Passage of the reorganization now requires obtaining votes from approximately 3.5 percent of the total outstanding shares of Commerce One within the next two weeks.

    The delay in the solicitation of proxies is related to the significant number and broad distribution of retail and international stockholders of Commerce One. The reorganization of Commerce One into a holding company is a non-routine matter that calls for a special stockholder vote in which individual investors must vote directly or expressly authorize their brokers to vote on their behalf. The difficulty of the process is compounded in this case by (a) the broad ownership of Commerce One shares across a large number of retail investors, many of which have relatively small blocks of shares, and (b) given Commerce One's global reach as a company, the extensive ownership of Commerce One shares by foreign institutions, some of which may have restrictions on voting.

    "The overwhelming support of the stockholders that have voted to date is extremely encouraging, and we look forward to completing this process as soon as possible," said Peter Pervere, senior vice president and chief financial officer for Commerce One. "The extensive and diverse number of individual Commerce One stockholders requires a huge undertaking both across the U.S. and internationally to contact and solicit votes. We have redoubled our efforts to ensure this process is completed in advance of our July 11 meeting."

About Commerce One

    Commerce One (Nasdaq: CMRC) is the e-marketplace company. Through its software, services and Global Trading Web™ of interconnected business communities, Commerce One enables worldwide commerce on the Internet. With headquarters in Pleasanton, California and offices around the world, Commerce One can be reached by phone at 800 308 3838 or +1 925 520 6000 or via the Internet at www.commerceone.com.

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Forward Looking Statements

    The foregoing paragraphs include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements include statements concerning the expected date that Commerce One will reconvene its 2001 Special Meeting of Stockholders and management's expecations regarding stockholder support of the reorganization. The words "believe," "will" and similar phrases as they relate to Commerce One are intended to identify such forward-looking statements. Such statements reflect the current views and assumptions of Commerce One and are subject to various risks and uncertainties that could cause actual results to differ materially from expectations. These risks include, but are not limited to, the possibility that the approval of Commerce One's proposed reorganization into a holding company structure may not be obtained and accordingly, Commerce One will not receive reimbursement of up to $1.25 million in expenses for the holding company reorganization and will forfeit a 1% interest in Covisint. For a discussion of these and other risk factors that could affect Commerce One's business, see "Risk Factors" in Commerce One's filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the year ended December 31, 2000 as well as its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001.

Copyright © 2001. Commerce One, Many Markets. One Source. Global Trading Web, Commerce One.net, BuySite, MarketSite Operating Environment, Global Trading Platform, Common Business Library, XML Development Kit, XML Commerce Connector, MarketSite Builder, and SupplyOrder are either trademarks or registered trademarks of Commerce One, Inc. Enterprise Buyer and MarketSet are trademarks of Commerce One, Inc. and SAPMarkets. All other company, product, and brand names are trademarks of their respective owners.

Media Contact: Andrew McCarthy Commerce One +1 925 520 5324 andrew.mccarthy@commerceone.com	Investors Contact: John Biestman Commerce One +1 925 520 5440 john.biestman@commerceone.com

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Commerce One Schedules Special Stockholder Meeting for July 11, 2001 to Complete Proxy Vote On Its Reorganization Into A Holding Company